EXHIBIT – 99.2

CORPORATE PARTICIPANTS

John Boomer Helen of Troy Limited - SVP

Gerald Rubin Helen of Troy Limited - Chairman, President and CEO

Tom Benson Helen of Troy Limited - SVP and CFO

Operator

Good day, and welcome to the Helen of Troy, Ltd. fourth quarter and fiscal year 2013 earnings call. Today’s conference is being recorded. At this time I’d like to turn the conference over to John Boomer, Senior Vice President of Helen of Troy. Please go ahead, sir.

John Boomer  - Helen of Troy Limited - SVP

Good afternoon, everyone, and welcome to Helen of Troy’s fourth quarter and fiscal year 2013 results conference call. The agenda for the call this afternoon is as follows. I will begin with a brief forward-looking statement. Mr. Gerald Rubin, our Chairman, CEO, and President, will then discuss our results and highlight the priorities we set for the business at the start of fiscal 2014. Then, Tom Benson, our Chief Financial Officer, will review our financials and outlook in more detail. Following this, we will take the questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to our website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the investor relations tab on our homepage and then the news tab.

I will now turn the conference over to Gerald Rubin.

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Thank you, John. Good afternoon, everybody, and welcome to our fourth quarter and fiscal year 2013 earnings conference call.

I am pleased to report a solid quarter in which we achieved a double-digit increase in net sales with all three of our operating segments contributing to this growth. Amidst a challenging retail sales environment, we continued to diligently control our costs and increased our operating income compared to the fourth quarter of last year, even as we continued to invest in our business.

For the fourth quarter of fiscal year 2013, we grew EBITDA without non-cash share-based compensation by 8% and achieved diluted earnings per share of $0.98, surpassing our expectations. Growth in the quarter was led by the Healthcare/Home Environment segment, which grew sales by 18%, benefiting from a strong increase in illness levels midway through the cough/cold/flu season, healthy replenishment driven by retail inventory levels more in line with sales, as well as one incremental month of sales from PUR, which was acquired on December 30, 2011.

We also achieved double-digit growth in the Housewares segment, illustrating the strength of our new innovative quality products. Performance of the Personal Care segment was ahead of the prior year, despite the tough consumer environment, which hampered sales of higher ticket hairdryers and flat irons, as well as increased trade promotion activities by key competitors in the grooming, skin care, and hair care categories.

The fourth quarter caps off a solid year of performance for our Company where we made further progress on many of our long-term strategic business objectives. We achieved overall organic growth for the second consecutive year, strengthened our competitive positioning in the Housewares business through the introduction of new and innovative products designed to meet the needs and desires of our customers, and made significant progress in the Healthcare//Home Environment segment, including the integration of our newest acquisition, PUR.

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For the full year, we grew net sales revenue by 9%, increased EBITDA without non-cash share-based compensation by 10.6%, and achieved diluted earnings per share of $3.62. Our business is solid and continues to generate strong cash flow in fiscal 2013, providing significant resources to pursue our growth objectives. We ended the year with a strong balance sheet and a debt-to-EBITDA without non-cash share-based compensation ratio of 1.4 times, which is down from 2 times at the end of fiscal year 2012. And, as of April 29, 2013, our total debt is down to $217 million from $257 million at February 28, 2013.

Looking ahead to the current year, we have confidence in our ability to leverage our portfolio of leading brands for long-term growth. While the global economic environment is mixed, we remain keenly focused on controlling our costs and executing our growth objectives. We will continue to invest in new product introductions, the extension of our brands into adjacent categories and geographic expansion, coupled with targeted marketing support.

In the Housewares segment, we expect new product introductions and increased sales in existing products to drive growth in fiscal year 2014. As it relates to new products, we are adding to our hydration category with newness in water bottles. We also have new product excitement in the baking and food storage categories with new bright colors, new gadgets, and new functionality. The toddler and infant category will continue to benefit from new product introductions. We continue to believe that our Housewares segment will see sustained, long-term growth as we focus on innovation and benefit from the growth in the 35- to 50-year-old population, which has comparatively higher disposable income in a demographic we serve well, given our ergonomic designs. We also expect the improved housing market to benefit this segment over time.

Turning to our Healthcare/Home Environment segment, we expect that growth will be driven by new products for PUR as well as new PUR marketing and merchandising programs. We have invested in new products in both our Healthcare and Home Environment categories that are launching in fiscal year 2014 and are investing in new technologies to fuel growth in fiscal year 2015 and beyond. We expect these new product and commercial initiatives to accelerate growth in the United States, while incremental distribution in new products are expected to drive growth outside the US in fiscal 2014.

A key focus for us this year is the Personal Care segment. Last year, we augmented the retail appliance team with the addition of new leadership. Additionally, to drive sales, we will be refining our marketing and promotional spending activities. We expect this strategy to not only increase brand awareness and improve productivity of our brands at retail, but also provide us with increased visibility into the return on our marketing investment.

Turning to our international operations in Europe, our growth initiatives will be supported by a restructured and strengthened European sales team that is now organized by account and not by brand. While Personal Care sales are expected to be down for the year, we do expect the segment to contribute positively to our overall cash flow this year.

We will also continue to pursue acquisitions while adhering to our stringent acquisition criteria. As we evaluate acquisitions, we continue to emphasize companies and brands that hold category-leading positions, have global potential, will be accretive to earnings and cash flow, and possess margin expansion opportunities. As always, we will consider alternative ways to deploy surplus cash in addition to evaluating acquisitions, including share repurchases.

As previously discussed, we are in the process of constructing a new 1.3 million square foot distribution facility in Olive Branch, Mississippi, to accommodate anticipated future growth. This new facility will replace currently leased space in Memphis, Tennessee, and we expect to begin moving inventory over to the new facility towards the end of the second quarter of this fiscal year.

In summary, fiscal year 2013 represented a solid year of growth and accomplishment towards our long-term growth goals. We expect our focus on innovation, category, and geographic expansion, and the evaluation of accretive acquisition opportunities to allow us to continue our growth in sales and earnings in the long-term.

I now would like to turn this conference call over to Tom Benson, our CFO, who will give you the financial highlights of the quarter, and provide our financial guidance for fiscal year 2014.

Tom Benson  - Helen of Troy Limited - SVP and CFO

Thank you, Jerry. Good afternoon, everyone. I would like to start my discussion by reviewing our reported fourth-quarter fiscal year 2013 financial results from this afternoon’s press release.

Net sales revenue for the fourth quarter of fiscal 2013 increased 10.9% to $326 million, reflecting one month of incremental sales from the PUR acquisition of $8.1 million, and core growth in the Housewares, Healthcare/Home Environment, and Personal Care segments of 11.9%, 11.6%, and 2.2%, respectively.

Foreign currency positively impacted revenue by $0.9 million, which mostly benefited the Personal Care and Healthcare/Home Environment segments.

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Looking at the performance of our key business segments in more detail, Personal Care net sales revenue in the fourth quarter of fiscal 2013 increased 2.2% to $112 million compared to the fourth quarter of fiscal 2012. The increase in Personal Care net sales revenue primarily reflects growth in international markets and the US appliance category, offset by a continued difficult US retail sales environment in the grooming, skin care, and hair care categories.

Net sales revenue in the Housewares segment, which consists of the OXO business, grew by 11.9% to $66.4 million compared to the fourth quarter of fiscal 2012. This segment continues to experience growth in its food storage, bath accessories, tools and gadgets, and cleaning product categories.

Our Healthcare/Home Environment segment consists of the Kaz business acquired on December 31, 2010, and the PUR business, acquired on December 30, 2011. Healthcare/Home Environment net sales revenue for the fourth quarter increased by 18% to $147.6 million compared to the same quarter last year. Of this increase, $8.1 million relates to the PUR acquisition. The core business in this segment grew 11.6% year-over-year, led by a strong increase in illness levels midway through the cold/cough/flu season. Our thermometer and pharmacy humidifier business grew by double digits in the fourth quarter and according to market measurement data, our Vicks and Braun brands further extended their number one US market share leadership position versus all other brands this past season.

Consolidated gross profit was 40.4% of net sales compared to 41.9% in the fourth quarter of fiscal 2012. Gross profit was unfavorably impacted by product cost increases across all segments.

Selling, general, and administrative expense in the fourth quarter 2013 was 28.2% of net sales compared to 29.4% of net sales in the fourth quarter of fiscal 2012, an improvement of 120 basis points. The improvement was due to the benefits of expense leverage and third-party transition service expense related to the PUR acquisition incurred last year, but not repeated this year.

Operating income for the fourth quarter of fiscal 2013 was $39.7 million, or 12.2% of net sales, compared to $36.6 million, or 12.4% of net sales in the fourth quarter of fiscal 2012. The 20 basis point decrease in operating income primarily reflects the impact of product cost increases across all segments.

The income tax rate as a percentage of income before taxes for the fourth quarter, was 12.7% compared to 11.9% in the fourth quarter of fiscal 2012. The fluctuation in our effective tax rate is primarily due to shifts in the mix of taxable income in various high and low tax rate jurisdictions.

Net income for the fourth quarter of fiscal 2013 increased 7.5% to $31.5 million, or 9.7% of net sales compared to $29.3 million or 10% of net sales in the prior year fourth quarter.

Now moving onto our financial position at February 28, 2013, compared to February 29, 2012.  Accounts receivable were $219.7 million compared to $195.3 million. Receivables turnover improved to 60.6 days from 62.5 days last year. Inventory was $280.9 million compared to $246.1 million, reflecting our ownership of PUR inventory following the completion of the order to cash transition services agreement with the previous owner and additional inventory holdings in anticipation of the Chinese New Year factory holidays to ensure we maintain our excellent fill rates.

Stockholders equity increased to $926.6 million compared to $796.7 million at the end of February 2012.

Now I’d like to turn to our outlook for fiscal year 2014. We expect net sales revenue in the range of $1.29 billion to $1.32 billion and earnings per fully diluted share in the range of $3.50 to $3.60. The earnings guidance reflects the negative impact of the difficult retail environment, a conservative approach to the cold/cough/flu season, product cost increases across all segments, and an increase in non-cash compensation expense for our CEO.

Our earnings per share projection does not include the impact of any potential acquisitions, share repurchases, or impairment charges. As a reminder, we conduct an annual evaluation of goodwill and indefinite lived intangible assets for impairment during the first quarter of each fiscal year. We expect capital expenditures for fiscal year 2014 to be in the range of $40 million to $45 million, with approximately $33 million related to the completion of our new 1.3 million square plus foot distribution center in Olive Branch, Mississippi.

In summary, we continue to diligently control our costs while investing appropriately for future growth. Our business is strong and generating significant cash flows, providing us with the resources to progress towards our growth objectives.

Operator, we’ll now turn it over for questions. Thank you.

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QUESTION AND ANSWER

Operator

(Operator Instructions) Bob Labick, CJS Securities.

Bob Labick  - CJS Securities - Analyst

Good afternoon. Just wanted to start with – first, you had a very nice quarter and so I wanted to understand the guidance a little more. You gave us a lot of details a minute ago. It sounds like you expect Housewares OXO to be up next year and Personal Care to be down, and I wasn’t sure about your outlook for the Kaz and PUR division. If you could maybe just walk us through as much detail as you want, but outlook for those divisions, and particularly why you expect declines in the Personal Care.

Tom Benson  - Helen of Troy Limited - SVP and CFO

Bob, this is Tom Benson. On Healthcare/Home Environment, we are expecting sales to be up year over year. As you know, last year we had significant sales growth in that segment, but some of it had to do with the PUR acquisition that was anniversarying.

So in the Personal Care, for the full year next year, we do expect a sales decrease. As we have been mentioning throughout this year, there’s a lot of new competition in the liquids area. Some very large competitors have come out with some shampoo lines that are competing directly with us. Also, in our hair care appliances, with the recent Plan-o-gram reset, we have lost some position at a key customer. We are coming out with some very innovative new products that we feel position us in a good place going forward.

Bob Labick  - CJS Securities - Analyst

Would you be able to quantify the magnitude of expected decline in the PC area for next year? You know, 5% - (multiple speakers).

Tom Benson  - Helen of Troy Limited - SVP and CFO

We are not giving out specific projected declines, so we are not giving out a percentage. Bob, it’s all built into the estimated sales that we just gave you.

Bob Labick  - CJS Securities - Analyst

Okay. Understood. Great. And then, on the margin side, on the home and health environment, it looks like — and I went very quickly into the K, so I could have computed this wrong. But it looks like EBIT was actually down year-over-year, despite the higher sales. The margins were down a little bit. And I know the timing of the flu season and replenishments have a lot to do with that. How should we look at the operating margin for that division now that you have it fully in?

Tom Benson  - Helen of Troy Limited - SVP and CFO

Bob, I think you are probably looking at the chart where we have the operating income.

Bob Labick  - CJS Securities - Analyst

Yes.

Tom Benson  - Helen of Troy Limited - SVP and CFO

And I think, when you read the details there, it indicates that our corporate overhead we did not allocate to that segment last year. We wanted to get a full year of operations so we could understand the costs we have allocated that corporate had this year. The details of how much increase it was year-over-year is in the K. I don’t remember it off the top of my head right now. So that’s one of the reasons there was an impact.

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Bob Labick  - CJS Securities - Analyst

Okay. And then, on a go-forward basis, is this a 7% to 8% EBIT margin business, or where do you see this falling — above that; below that?

Tom Benson  - Helen of Troy Limited - SVP and CFO

Our goal and part of our infrastructure enhancements is to be in a position to grow the margin in the Healthcare/Home Environment area. That is the lowest-margin business. When we acquired it, we did talk about we had a multi-year plan to try to increase it. Over time, we would like to get it to double digits. Some of it is the cost side, some of it is we are moving to new factories. We also have a strong product line coming up over the next few years. So we have a lot of the initiatives to grow that area.

Bob Labick  - CJS Securities - Analyst

Okay. Great. I will hop back in the queue and let others ask questions. Thank you.

Operator

Jason Gere, RBC Capital Markets.

Jason Gere  - RBC Capital Markets - Analyst

Good afternoon. Just, I guess, question more on the EPS guidance. So I was wondering if you could just walk us through the impact of the higher product costs you saw in the fourth quarter and just how that should play through the rest of the year. So with the guidance, you kind of laid out the four colors of impact on the EPS and we kind of went through the flu and some of the — and I guess a little bit about the retail environment, but can you talk about the gross margin? Are you expecting that to be up this year or it should be down rather materially and then you will get an offset more on the SG&A with the leverage on the expense front? So I was wondering if, just first, if we could talk a little bit about margins. Thanks.

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Well, the margins, we believe, will be the same as they were this past year. And the SG&A should stay stable also with the same numbers. (multiple speakers).

Jason Gere  - RBC Capital Markets - Analyst

Okay. But if you’re saying margins are going to be 11.5% this year? Is that what you’re saying?

Tom Benson  - Helen of Troy Limited - SVP and CFO

I think you’re talking about the operating income. On our gross profit percent, I mean, we have been and continue to experience product cost increases. We work to try to pass those on to the retailers through new products or price increases where we can. We can’t always pass them on. A large portion of our products come out of China and there continues to be wage increases that are happening. So not only us, but our competitors are in the same situation, so we are working with our retail partners to try to pass those costs on as we can.

On the operating income, we are going to have some higher SG&A expense for the year, and that’s how we went through and figured our guidance for next year.

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Jason Gere  - RBC Capital Markets - Analyst

Okay. So would the leverage that you’re getting — because it still seems like, with your guidance, your sales will be — your organic sales ex-FX will still be in the low single-digit range, at least based on the guidance. So it seems like you guys are in cost control mode like you did in the fourth quarter. So is the higher non-cash compensation expense offsetting some of that? I guess I’m just trying to think about, it seems like gross margins are going to be in the 39% range or somewhere down for the year. So, obviously, some of the offset to get to the number you get for a full-year EPS has to be on the SG&A. So I’m just trying to piece, again, the puzzle a little bit here. Is that the right way of thinking of it?

Tom Benson  - Helen of Troy Limited - SVP and CFO

Right. The SG&A is going to be up because of non-cash compensation and, secondly, this is a transition year for our warehousing operations. We are going to incur some duplicate and some transition expenses as we move out of a rented warehouse into our new warehouse. On a longer-term basis, we are looking at — the new warehouse will be less expensive than the rented facilities we are in. But this is a transition year to accomplish that. And that will be accomplished the second half of the year and there will still be some moving going on in the first year quarter of fiscal year 2015.

Jason Gere  - RBC Capital Markets - Analyst

Okay. And then, again, going back to the sales. When you think about the guidance for the year, how much pricing are you building into that sales? So you’re talking about some of the product costs. How much pricing are you able to take to kind of offset that? So I’m trying to think about volume versus price within, I guess, what is it, a low single-digit organic sales expectation.

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Well, as we’ve talked about over the past few years, it’s not that easy to get price increases from the retailers, although we try to do it every time that we do get price increases. Most of the price increases we get are on new products because then the price can be built in and it’s kind of a mix. I can’t tell you that every time we get a price increase from our manufacturers we increase the price because we have Plan-o-grams with the major retailers and we can’t change the price until the following year when the Plan-o-gram expires. Most Plan-o-grams start around March or April and they finish the next year. But as far as new products, that’s where we are going to get the increased gross profit.

Jason Gere  - RBC Capital Markets - Analyst

Okay. And then, last one, and then I’m hopping off. So just to clarify, I think the last question, I mean, should we continue to see the high single-digit, or when you talk about the difficult retail environment, some of your retailers have obviously put out — we have seen the numbers out there. It’s been a difficult February. Should we still think about high single-digit growth in this great business, or is it more mid-to high-single-digit, is the right way to think about it?

Tom Benson  - Helen of Troy Limited - SVP and CFO

This is Tom Benson. OXO for the quarter had 11.9% growth, and for the year it had 9.1%. As we’ve been — we’ve been very pleased. I mean, OXO has had very good growth. As it’s getting larger, it’s getting harder and harder to have the same percentage growth. So we are looking at more in the mid-single digits than the high.

Jason Gere  - RBC Capital Markets - Analyst

Okay. Very good. Thanks a lot, guys.

Operator

(Operator Instructions) Lee Giordano, Imperial Capital.

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Lee Giordano  - Imperial Capital - Analyst

When you look at your capital expenditure plans, excluding the new DC this year and looking ahead, what would be a good normalized run rate to use going forward?

Tom Benson  - Helen of Troy Limited - SVP and CFO

Lee, the reason that its a little higher for the coming year is we are transitioning the Healthcare/Home Environment over to the current version of Oracle that the rest of the Company is operating on. So we have some additional costs there. So we’ve given a range of like $7 million to $12 million for this year, not including the DC. Going forward, if we are not doing something with the computer system, it could be probably $5 million to $7 million.

Lee Giordano  - Imperial Capital - Analyst

Thank you.

Operator

(Operator Instructions) Jeffrey Mathews, RAM Partners.

Jeffrey Matthews  - Ram Partners - Analyst

(technical difficulty) advertising and marketing changes that you plan to make?

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

I think we missed part of that question. Can you repeat the question?

Jeffrey Matthews  - Ram Partners - Analyst

I just wanted a little more color, if you could, on the marketing and advertising changes you talked about in the script.

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Well, we are going to spend more money on in-store displays and marketing and couponing and a little bit less on TV and print. And, also, you could include in that doing more in social media also. (multiple speakers).

Jeffrey Matthews  - Ram Partners - Analyst

What’s costing it (multiple speakers)?

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

We are just trying to get the biggest bang for the dollar and we think that there are advertising expenditures out there that we can do better by shifting some dollars from one area to the other. It doesn’t mean we are spending less; we are just shifting them from — to different categories.

Operator

Craig Stone, Kayne Anderson Investment.

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Craig Stone  - Kayne Anderson Rudnick Investment Management, LLC - Analyst

Just looking at your organic growth sales for the Personal Care division, it looks like the past four or five years it’s been relatively challenged. And it sounds like, again, that, based on your guidance, going forward, this coming year will be relatively challenged as well. The question would be, longer-term in your mind what needs to occur or what can be done to overcome the lack of organic growth sales in that particular segment?

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Well, what we look for in the Personal Care area is we believe that we could use a major acquisition of a major brand that would also help carry the brands that we have. Outside of that, I think that the trend is the trend and whatever you saw over the last couple of years will continue. But we believe that, with a major acquisition of a brand, that would help carry the sales upward.

Operator

Bob Labick, CJS Securities.

Bob Labick  - CJS Securities - Analyst

Just wanted to ask about capital allocation. First, your latest thoughts on share repurchases, and then also if you could talk a little about the acquisition environment. You have said you are looking for accretive acquisitions. Can you tell us - are you expecting any this year? What’s the environment like? Anything you could elaborate on would be great.

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

You know, as you know, we’ve talked about it previously. We do have our acquisition criteria that we would like to look forward to when we do an acquisition. I can tell you that there hasn’t been that many quality acquisitions that are out there, that we would like to have. I just think it’s — we’re very careful; we are conservative in what we buy. We’ve bought a lot of brands and companies over the last few years, and we’re going to stick with our strategy of what we want to do when it comes to acquisitions.

Prices are probably a little bit more on the higher side than they have been in the past, but I think a lot of that has to do with the low interest rates. And, not that we are competing with strategic buyers, it’s more like we are competing with venture capitalists who have a lot of money and need to deploy their capital.

But if there is something that we see that we like, we are not hesitant to step up and buy it, as we’ve done in the past. But, right now, there’s nothing to report to you. We don’t have anything that we can say that we’re going to be happy with. But we are certainly hopeful in this coming year to have an acquisition. We’ve always had an acquisition for the last four or five years, at least one a year. In the last 12 months, we have not, but that’s not because of us. It’s just that there has not been good quality acquisitions out there for us.

Bob Labick  - CJS Securities - Analyst

Okay. And what is the leverage ratio for you? Because you are getting down close to one times. You are materially below the peers and your stock is trading for 8 times earnings. It seems like a share repurchase could do a lot for your shareholders in that regard.

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Well, you’re talking about leverage; we are down to 1-to-1. Are you talking about how much would we leverage if we were to do an acquisition?

Bob Labick  - CJS Securities - Analyst

Sure. Or, what is the right one over time and you could buy back stock and add leverage that way, too.

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Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Okay, it’s true. Both are on the table. We wouldn’t feel uncomfortable with close to four times leverage. We are getting close to one time leverage. If you do the numbers, we have a lot of capacity to buy something. On the other hand, if nothing comes our way, then certainly acquiring stock would be the way to go.

Bob Labick  - CJS Securities - Analyst

Okay. Great. Thanks.

Operator

And that does conclude our question and answer session for today, and I’d like to turn the call back over to our presenters for any additional or closing remarks.

Gerald Rubin  - Helen of Troy Limited - Chairman, President and CEO

Well, I wanted to thank everybody for listening into our fourth quarter and fiscal year 2013 results conference call, and we look forward to sharing our first quarter of fiscal year 2014 results with you soon. Thank you again for listening in.

Operator

That does conclude our conference for today. Thank you for your participation. You may now disconnect.